Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

DirectBooking Technology Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value US$0.00005 per share	457(c)	17,840,000	(4)	$0.8410	$15,003,440	$0.00015310	$2297.03

			Total Offering Amounts			$15,003,440		$2297.03
			Total Fees Previously Paid					$2297.03
			Total Fee Offsets					$0
			Net Fee Due					$0

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act) the Ordinary Shares (or Ordinary Shares) registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low trading prices ($0.8600 and $0.8220, respectively) of the registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on June 11, 2025, which date is within five business days prior to the filing of this registration statement.

(3)	The Registrant will not receive any proceeds from the sale of its Ordinary Shares by the selling shareholders.

(4)	All the Ordinary Shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-1.